UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
December 31, 2010

ROGERS CORPORATION
(Exact name of Registrant as specified in Charter)

Massachusetts	1-4347	06-0513860
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188
(Address of Principal Executive Offices and Zip Code)

(860) 774-9605
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry Into a Material Definitive Agreement.

On December 31, 2010, Rogers Corporation (“Rogers”) entered into a Share Purchase and Transfer Agreement (the “Agreement) among Rogers, Electrovac Curamik GmbH (the “Seller”), Curamik Electronics GmbH, a wholly owned subsidiary of the Seller (the “Company”), and DZ Equity Partner GmbH, a parent of the Seller (the “Guarantor”) pursuant to which Rogers has acquired, as disclosed under Item 7.01 of the Form 8-K Current Report filed on January 4, 2011, 100% of the stock (the “Shares”) of the Company.  The Company is based in Eschenbach, Germany and is a developer and manufacturer of power electronic substrate materials.

Rogers used cash on hand and an existing credit facility to fund the purchase price of €116 million (subject to post closing audit adjustments).  This preliminary purchase price is based on pro forma consolidated accounts of the Company for the period ending December 31, 2010.  The Agreement provides for an adjustment (subject to certain limitations) to the purchase price to be made within 60 days of the execution of the Agreement (the “Effective Date”) with such adjustment to be based on an audited and certified consolidated balance sheet of the Company as of the Effective Date prepared in compliance with the International Financial Reporting Standards.

The Agreement contains detailed representations, warranties and covenants of Rogers, the Seller, the Company and the Guarantor.  Warranties of the Seller include, but are not limited to, warranties related to corporate matters of the Company, the financial condition of the Company, the assignment to the Company of the intellectual property rights necessary for the Company to carry out its business, the absence of significant legal disputes which might affect the Company, and the absence of notices from customers or suppliers that could impact the Company’s ability to carry out its business.

As a condition to Rogers’s decision to acquire the Shares, the Guarantor has agreed to be jointly and severally liable for any and all payment obligations of the Seller of any kind arising out of and/or in connection with the Agreement and the transactions contemplated thereunder including the indemnification obligations thereunder.

Item 2.03        Creation of a Direct Financial Obligation.

In connection with its acquisition of Curamik Electronics GmbH, Rogers made its initial draw of revolving loans in the amount of $145 million from the $165 million secured revolving credit facility which was established with (i) JPMorgan Chase Bank, N.A. as administrative agent; (ii) HSBC Bank USA, National Association; (iii) RBS Citizens, National Association; (iv) Fifth Third Bank; and (v) Citibank, N.A. by way of a credit agreement dated November 23, 2010 (the “Credit Agreement”).  This initial draw of the revolving loans was made on January 3, 2011.

The borrowing will bear interest at an initial rate of 4.75% per annum between January 3, 2011 and January 6, 2011, which is based on the Prime Rate plus a spread of 150 basis points.  From January 7 onwards, the interest rate will be the sum of the one month LIBO rate plus a spread of between 200-275 basis points, with the actual spread determined by Rogers’s leverage ratio. All borrowings under the Credit Agreement are due and mature on November 23, 2014, but Rogers may prepay at any time.

The Credit Agreement contains customary representations and warranties of Rogers for the benefit of the administrative agent and the lenders.  The Credit Agreement also contains customary affirmative and negative covenants as well as events of default.  Among other restrictions, Rogers is restricted in its ability to pay dividends, incur additional debt, sell certain assets, and make capital expenditures, with certain exceptions.  The key financial covenants include a requirement for Rogers to maintain, at the end of each fiscal quarter ending on or after December 31, 2010, a fixed charge coverage ratio of no less than 3.0 to 1.0 and a leverage ratio of no more than 2.50 to 1.0.   If an event of default occurs, the lenders may, among other things, terminate their commitments and declare all outstanding borrowings to be immediately due and payable together with accrued interest and fees.

In connection with the Credit Agreement, Rogers and its World Properties, Inc. subsidiary executed a Pledge and Security Agreement which granted to the administrative agent, on behalf of and for the benefit of the lenders, a security interest in many of their assets, including but not limited to receivables, equipment, intellectual property, inventory, stock in certain subsidiaries and real property, to secure Rogers’s obligations under the Credit Agreement and related loan documents.

World Properties, Inc. entered into a Guaranty agreement (“Guaranty”) dated as of November 23, 2010, under which it agreed to guarantee the performance by Rogers of its obligations under the Credit Agreement and related loan documents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION

	By:	/s/ Dennis M. Loughran
Dennis M. Loughran
Vice President, Finance and
Chief Financial Officer

Date: January 6, 2011